Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333-02

PUBLIC SERVICE COMPANY OF COLORADO

(a Colorado corporation)

$400,000,000 4.05% FIRST MORTGAGE BONDS, SERIES NO. 33 DUE 2049

Issuer:	Public Service Company of Colorado (a Colorado corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A1/A/A+ (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	March 6, 2019

Settlement Date:	March 13, 2019 (T+5)

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing September 15, 2019

Principal Amount:	$400,000,000

Maturity Date:	September 15, 2049

Reference Benchmark:	3.375% due November 15, 2048

Benchmark Price:	105-27+

Benchmark Yield:	3.073%

Spread to Benchmark Treasury:	+103 bps

Yield to Maturity:	4.103%

Coupon:	4.05%

Price to Public:	99.082% of the principal amount

Net Proceeds to Issuer:	$392,828,000 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to March 15, 2049 (the par call date), T+20 bps (calculated to the par call date)

Par Call:	On or after March 15, 2049 at par

CUSIP/ISIN:	744448CR0/ US744448CR00

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BMO Capital Markets Corp. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Scotia Capital (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.